EXHIBIT 99.1

SCOTT JARUS JOINS IRONCLAD BOARD OF DIRECTORS


LOS ANGELES, May 24, 2006

Ironclad Performance Wear Corporation (ICPW.OB) announced today that Scott M. Jarus has joined its Board of Directors.

Mr. Jarus is Chief Executive Officer of Cognition, Inc., a company which has developed the next evolutionary step in highly-precise content Search through its patented linguistic search technology.

Prior to joining Cognition in 2006, Mr. Jarus was President and chief executive of j2 Global Communications, Inc. (NASDAQ National Market), a provider of outsourced, value-added messaging and communications services to individuals and companies throughout the world. j2 Global's signature product, eFax(R), serves more than 9.5 million customers with a local presence in more than 1,500 cities in 25 countries on 5 continents. During Mr. Jarus' tenure, j2 Global had achieved 15 consecutive quarters of revenue growth, 13 consecutive quarters of positive and growing earnings, and a market cap of $1 billion.

"We are very pleased to have Scott join Ironclad's Board of Directors. His experience with high growth successful public companies will be invaluable to Ironclad, which just became a public company on May 11, 2006," said Ed Jaeger, President and CEO of Ironclad.

Preceding j2 Global, Mr. Jarus was President and Chief Operating Officer for OnSite Access, the premier building-centric Integrated Communications Provider (voice, data, Internet and enhanced services) serving businesses in 22 markets throughout North America. During his tenure, he successfully raised more than $150MM in private equity & debt capital for the company.

Mr. Jarus has 24 years of management experience in the telecommunications industry, beginning with a company that built one of the world's first public packet-data switching networks. He served as Senior Vice President of Operations at RCN Telecom, where he was responsible for directing the operations of RCN's telephone, cable TV and Internet networks, and the company's customer service, order administration and order provisioning functions. He was a co-founder and Vice President of Multimedia Medical Systems, a provider of advanced multimedia applications to the healthcare industry. Mr. Jarus was with Metromedia Communications for nine years in various executive positions, ultimately serving as its Vice President of Operations.

Mr. Jarus also serves on the Board of Directors of ForVal International. In 2005, Mr. Jarus was named National ENTREPRENEUR OF THE YEAR for Media/Entertainment/Communications by Ernst & Young (and Los Angeles ENTREPRENEUR OF THE YEAR for Technology in 2004). He holds a Bachelor of Arts degree in Psychology and a Master of Business Administration degree from the University of Kansas.

About Ironclad Performance Wear Corporation
Ironclad, which created the performance work glove category in 1998, continues to lead the construction and industrial markets in innovation, technology, design, advanced material science and durability. Millions of Ironclad wearers swear by the performance and protection of their Ironclad gloves. Ironclad designs, manufactures and sells a comprehensive line of task-specific gloves and performance fabric apparel available at hardware stores, lumber yards, home centers and industrial suppliers nationwide.

For further information on Ironclad please visit www.ironclad.com.

Contacts:
Ironclad:                      Fusion Consulting Group

Thomas Walsh                   Marlin Molinaro
310-577-5820 X120              702-434-4131
Ed Jaeger
310-577-5820 X106